Exhibit 99.1

Contact:	Lily Outerbridge
Investor Relations
(441) 298-0760
PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS AND QUARTERLY DIVIDEND
HAMILTON, BERMUDA, April 26, 2006 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported net income of $77.0 million, or $1.16 per fully diluted common share, for the quarter ended March 31, 2006. The results for the quarter include net premiums earned of $344.3 million, a decrease of 16.2% from the same quarter last year, net unfavorable development of $1.2 million, compared with net favorable development of $20.5 million from the same quarter last year, and net investment income of $43.5 million, an increase of 61.7% from the same quarter last year.
Michael D. Price, Chief Executive Officer, commented: “Platinum’s strong underwriting performance, the absence of significant catastrophe activity, and continued investment income growth contributed to net income for the quarter. Net premiums written and earned decreased significantly in our Finite Risk segment and to a lesser extent in our traditional segments reflecting our strategy of underwriting for profitability not market share, and a greater willingness on the part of our clients to retain risk.”
Mr. Price added: “We will continue to maintain our pricing standards and believe that current market conditions provide opportunities to write a significant, well-priced and diverse portfolio of treaty reinsurance business.”
Results for the quarter ended March 31, 2006 were summarized as follows:
•	Net income was $77.0 million or $1.16 per fully diluted common share.
•	Net premiums written were $293.3 million and net premiums earned were $344.3 million.
•	GAAP combined ratio was 85.2%.
•	Net investment income, including interest on funds held, was $43.5 million.
Results for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 were summarized as follows:
•	Net income increased $3.9 million or 5.4%.
•	Net premiums written decreased $200.5 million (or 40.6%) and net premiums earned decreased $66.7 million (or 16.2%).

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•	GAAP combined ratio increased by 0.7 percentage points.
•	Net investment income, which includes funds held, increased $16.6 million (or 61.7%).
Net premiums written for Platinum’s Property and Marine and Casualty segments for the quarter ended March 31, 2006 were $165.3 million and $182.4 million, respectively, representing 56.3% and 62.2%, respectively, of the total net premiums written. Combined ratios for these segments were 68.0% and 94.5%, respectively, for the quarter. Compared to the quarter ended March 31, 2005, net premiums written decreased by $19.8 million (or 10.7%) for Platinum’s Property and Marine segment and $33.3 million (or 15.5%) for the Casualty segment.
Net premiums written for Platinum’s Finite Risk segment for the quarter ended March 31, 2006 were ($54.3 million) representing (18.5%) of the total net premiums written. The combined ratio for this segment was 101.2% for the quarter. Compared to the quarter ended March 31, 2005, net premiums written decreased by $147.4 million (or 158.4%) primarily due to the termination of two quota share contracts. One of these contracts was terminated on a cut-off basis which resulted in the return of approximately $56.6 million of previously written but unearned premium.
Total assets were $5.0 billion as of March 31, 2006, a decrease of $198 million (or 3.8%) from $5.2 billion as of December 31, 2005. Cash and investments were $3.9 billion as of March 31, 2006, an increase of $54.7 million (or 1.4%) from $3.8 billion as of December 31, 2005.
Shareholders’ equity was $1.6 billion as of March 31, 2006, an increase of $37.6 million (or 2.4%) from $1.5 billion as of December 31, 2005. Book value per common share was $23.87 as of March 31, 2006 based on 59.1 million common shares outstanding, an increase of $0.65 (or 2.8%) from $23.22 based on 59.1 million common shares outstanding as of December 31, 2005.
Quarterly Dividend
Platinum also announced that its Board of Directors has declared a quarterly dividend of $0.08 per common share, which is payable on June 30, 2006 to shareholders of record on June 1, 2006.
Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement). The financial supplement provides additional detail regarding the financial performance of Platinum and its business segments.
Teleconference
Platinum will host a teleconference to discuss its financial results on Thursday, April 27, 2006, at 9:00 a.m. Eastern Time. The call can be accessed by dialing 800-289-0493 (US callers) or 913-981-5510 (international callers) or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to access the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 12:00 p.m. ET on Thursday, April 27, 2006 until midnight ET on Thursday, May 4, 2006. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 5164224. The teleconference will also be archived on the Investor Relations section of Platinum’s website at http://www.platinumre.com for the same period of time.
Non-GAAP Financial Measures
In presenting the Company’s results, management has included and discussed certain schedules containing financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss) and related underwriting ratios are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income before income tax expense is presented in the attached financial information in accordance with Regulation G.
About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.
Safe Harbor Statement Regarding Forwarding-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
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Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Income and Comprehensive Income
For The Quarter March 31, 2006 and 2005
($ in thousands, except per share amounts)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenue
Net premiums earned	$344,301	$411,040
Net investment income	43,515	26,905
Net realized gains on investments	65	372
Other income (expense)	(1,317)	(356)

Total revenue	386,564	437,961

Expenses
Losses and loss adjustment expenses	206,774	237,698
Acquisition expenses	69,239	93,249
Other underwriting expenses	17,288	16,607
Corporate expenses	5,700	3,401
Net foreign currency exchange losses (gains)	(275)	1,798
Interest expense	5,450	2,173

Total expenses	304,176	354,926

Income before income tax expense	82,388	83,035

Income tax expense	5,352	9,947

Net income	77,036	73,088

Preferred dividends	2,576	—

Net income available to common shareholders	$74,460	$73,088

Basic
Weighted average common shares outstanding	59,097	43,163
Basic earnings per common share	$1.26	$1.69

Diluted
Adjusted weighted average common shares outstanding	66,597	50,032
Diluted earnings per common share	$1.16	$1.49

Comprehensive income
Net income	$77,036	$73,088
Other comprehensive income (loss), net of deferred tax	(35,311)	(34,620)

Comprehensive income	$41,725	$38,468

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2006 and December 31, 2005
($ in thousands, except per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Investments	$3,234,490	$3,000,889
Cash, cash equivalents and short term investments	650,639	829,539
Reinsurance premiums receivable	517,429	567,449
Accrued investment income	29,581	29,230
Reinsurance balances (prepaid and recoverable)	92,388	76,109
Deferred acquisition costs	105,699	130,800
Funds held by ceding companies	266,541	291,629
Other assets	59,450	228,730

Total assets	$4,956,217	$5,154,375

Liabilities
Unpaid losses and loss adjustment expenses	$2,371,916	$2,323,990
Unearned premiums	474,433	502,018
Debt obligations	292,840	292,840
Commissions payable	142,826	186,654
Other liabilities	96,364	308,624

Total liabilities	3,378,379	3,614,126

Total shareholders’ equity	1,577,838	1,540,249

Total liabilities and shareholders’ equity	$4,956,217	$5,154,375

Book value per common share	$23.87	$23.22

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended March 31, 2006 and 2005
($ in thousands)

	Property
	and
	Marine	Casualty	Finite Risk	Total
Three Months Ended March 31, 2006 (unaudited)
Segment underwriting results
Net premiums written	$165,264	182,350	(54,336)	$293,278
Net premiums earned	131,544	173,668	39,089	344,301

Losses and loss adjustment expenses	59,828	116,565	30,381	206,774
Acquisition expenses	19,649	41,354	8,236	69,239
Other underwriting expenses	10,028	6,335	925	17,288

Total underwriting expenses	89,505	164,254	39,542	293,301

Segment underwriting income (loss)	$42,039	9,414	(453)	51,000

Net investment income				43,515
Net realized gains on investments				65
Net foreign currency exchange gains				275
Other expense				(1,317)
Corporate expenses not allocated to segments				(5,700)
Interest expense				(5,450)

Income before income tax expense				$82,388

GAAP underwriting ratios:
Losses and LAE	45.5%	67.1%	77.7%	60.1%
Acquisition expense	14.9%	23.8%	21.1%	20.1%
Other underwriting expense	7.6%	3.6%	2.4%	5.0%

Combined	68.0%	94.5%	101.2%	85.2%

Three Months Ended March 31, 2005
Segment underwriting results
Net premiums written	$185,049	215,669	93,081	$493,799
Net premiums earned	128,197	184,768	98,075	411,040

Losses and loss adjustment expenses	60,040	118,438	59,220	237,698
Acquisition expenses	21,989	45,202	26,058	93,249
Other underwriting expenses	7,723	7,313	1,571	16,607

Total underwriting expenses	89,752	170,953	86,849	347,554

Segment underwriting income	$38,445	13,815	11,226	63,486

Net investment income				26,905
Net realized gains on investments				372
Net foreign currency exchange losses				(1,798)
Other expense				(356)
Corporate expenses not allocated to segments				(3,401)
Interest expense				(2,173)

Income before income tax expense				$83,035

GAAP underwriting ratios:
Losses and LAE	46.8%	64.1%	60.4%	57.8%
Acquisition expense	17.2%	24.5%	26.6%	22.7%
Other underwriting expense	6.0%	4.0%	1.6%	4.0%

	70.0%	92.6%	88.6%	84.5%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.